Exhibit 99.2

MAD CATZ INTERACTIVE, INC.

STOCK OPTION PLAN - 2007

STOCK OPTION AGREEMENT

THIS AGREEMENT is made effective as of the              day of             , 20        .

BETWEEN:

MAD CATZ INTERACTIVE, INC.

a corporation existing under the laws of Canada,

(the “Corporation”)

- and -

•

(the “Optionee”)

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.	The Optionee is hereby entitled to participate in the Corporation’s Stock Option Plan - 2007 (the “Plan”) (a copy of which is attached), subject to the terms and conditions of the Plan and of this Agreement, and subject to return to the Corporation by the Optionee of a fully executed copy of this Agreement within 30 days of the effective date hereof.

2.	The terms and conditions of the Plan are hereby deemed to be incorporated herein. All capitalized terms, other than as defined herein, shall have the respective meanings as set out in the Plan.

3.	The Corporation hereby grants to the Optionee an Option to purchase Shares of the Corporation at a price of $ per Share (the “Option”).

4.

The Option shall extend for a period ending at the close of business on •, 2            [insert expiry date which can be no later than the 10th anniversary of the date of grant] subject to earlier termination as hereinafter provided.

5.	The Option shall vest and be exercisable by the Optionee in the following manner: [insert vesting terms. If the option fully vests immediately, then replace the sentence with “ The Option shall be exercisable at any time and from time to time in whole or in part.”]

6.	The Corporation’s obligation to issue Shares pursuant to the exercise of this Option is subject to its receipt of payment in full of the purchase price for such Shares and compliance with the Plan and all applicable laws, rules and regulations of all public agencies, stock exchanges and authorities having jurisdiction with respect to the issuance and distribution of the Shares.

7.	Upon grant and exercise of this Option, the Optionee agrees to comply with the Plan and with all applicable securities laws, rules and regulations of all public agencies, stock exchanges and authorities having jurisdiction, including without limitation, the securities laws, rules and regulations applicable if the Optionee elects to resell any of the Shares.

8.	Any notice under this Agreement from the Optionee to the Corporation shall be sufficiently given if delivered, with payment in full for the Shares at the price per Share stated in paragraph 3., to the Corporation at [address], Attention: • and shall be deemed to have been effectively given on the date of delivery.

9.	This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the Corporation and upon the Optionee and the Optionee’s personal representatives and permitted assigns. Neither this Agreement nor the Option is assignable by the Optionee except as provided in Section 2.9 of the Plan.

10.	This Agreement shall be governed by the laws of Ontario.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

MAD CATZ INTERACTIVE, INC.

By:
c/s

Witness	Optionee